Exhibit 99.1

News Release

For Immediate Release:

January 14, 2010

 International Barrier Technology Signs Supply Agreement with Major OSB Producer to Manufacture Private Label Fire-Rated OSB

Watkins, MN; Vancouver, BC January 14, 2010 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV) is pleased to announce that a Supply Agreement has been executed with a major North American manufacturer of oriented strand board (OSB). The manufacturer has requested to remain unnamed until they have formally announced their private labelled, fire-rated OSB product at the International Builder’s Show in Las Vegas on January 19, 2010.

Barrier will provide fire-treatment services for the OSB manufacturer at Barrier’s existing manufacturing facility in Watkins, MN. While the initial target market will be the wildfire hazard zones in the Wildland Urban Interface Zones (WUI) of California, Barrier anticipates improved sales volume will be shipped to all geographies in the US where a structural fire rated sheathing is required by local building code.

“The relationship structured by this Supply Agreement will enable our OSB manufacturing client to leverage and vertically integrate Barrier’s existing product certifications and code evaluation reports with their OSB manufacturing capacity and extensive distribution network to provide a very strong presence in the market in a very short period of time,” reports Dr. Michael Huddy, Barrier’s President and CEO. “We could not be more pleased that this company has selected Barrier’s Pyrotite™ technology to be their vehicle to provide an environmentally friendly, high performing, competitively priced, fire-rated OSB for the building community.”

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

/s/

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology
(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:
www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA
Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com